Exhibit 5.1

Writer’s Direct Dial: (516) 663-6600

Writer’s Direct Fax: (516) 663-6601

December 27, 2016

Bionik Laboratories Corp.

483 Bay Street, N105

Toronto, ON M5G 2C9

Re:	Registration Statement on Form S-1

Registration No.: 333-213051

Ladies and Gentlemen:

We have acted as counsel for Bionik Laboratories Corp. (the “Company”) in connection with the preparation and filing of that certain Registration Statement on Form S-1, Registration No.: 333-213051 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of an aggregate of 11,352,675 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, of which 1,579,516 are issuable upon the exercise of warrants held by certain stockholders (the “Warrants”), which Warrants are referenced in the Registration Statement.

The Shares are being registered on behalf of certain stockholders of the Company identified in the Registration Statement. The offering of the Shares will be as set forth in the prospectus contained in the Registration Statement, and as supplemented by one or more supplements to the prospectus (the “Prospectus”).

As counsel to the Company, we have examined the originals or copies of such documents, corporate records and other instruments and undertaken such further inquiry as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Registration Statement, corporate resolutions authorizing the issuance of the Shares and the Certificate of Incorporation and Bylaws of the Company, including amendments thereto. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us; (c) the conformity to the originals of all documents submitted to us as copies; (d) genuineness of all signatures contained in the records, documents, instruments and certificates we have reviewed; and (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

December 27, 2016

Based on and subject to the foregoing, we are of the opinion that

1.	the Shares (other than those Shares underlying the Warrants) are duly and validly authorized, validly issued, fully paid and non-assessable; and
2.	the Shares underlying the Warrants, when issued upon exercise of the Warrants, will be duly and validly authorized, validly issued, fully paid and non-assessable.

The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. We are members of the Bar of the State of New York. We do not express any opinion concerning the laws of any jurisdiction other than (i) the State of New York, (ii) the Federal laws of the United States, and (iii) the Delaware General Corporation Law. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion. We do not express an opinion on any matters other than those expressly set forth in this letter.

We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission and to the reference to our firm under the heading “Legal Matters” in the Prospectus and the Registration Statement.

Very truly yours,

/s/ Ruskin Moscou Faltischek, P.C.

RUSKIN MOSCOU FALTISCHEK, P.C.